JPMorgan Chase Financial Company LLC

Free Writing Prospectus Filed Pursuant to Rule 433

Registration Statement Nos. 333-293684 and 333-293684-01

Dated August 19, 2026

3-Year RTY/SPX/SX5E Contingent Income Auto-Callable Securities, with 6-Month Initial Non-Call Period

This document provides a summary of the terms of the securities. Investors must carefully review the accompanying preliminary pricing supplement referenced below, product supplement, underlying supplement, prospectus supplement and prospectus and the “Risk Considerations” on the following page, prior to making an investment decision.

SUMMARY TERMS
Issuer:	JPMorgan Chase Financial Company LLC (“JPMorgan Financial”)
Guarantor:	JPMorgan Chase & Co.
Underlying indices:	Russell 2000® Index (Bloomberg ticker: RTY Index) (the “RTY Index”), S&P 500® Index (Bloomberg ticker: SPX Index) (the “SPX Index”) and EURO STOXX 50® Index (Bloomberg ticker: SX5E Index) (the “SX5E Index”) (each, an “underlying index”)
Early redemption:

If, on any of the determination dates (other than the first and final determination dates), the closing level of each underlying index is greater than or equal to its initial index value, the securities will be automatically redeemed for an early redemption payment on the first contingent payment date immediately following the related determination date. No further payments will be made on the securities once they have been redeemed.

The securities will not be redeemed early on any contingent payment date if the closing level of any underlying index is below its initial index value on the related determination date.

Early redemption payment:	The early redemption payment will be an amount equal to (i) the stated principal amount plus (ii) any contingent quarterly payment otherwise due with respect to the related quarterly monitoring period.
Contingent quarterly payment:

•       If the closing level of each underlying index is greater than or equal to its coupon barrier level on each day during a quarterly monitoring period, we will pay a contingent quarterly payment of at least $25.125 (at least 2.5125% of the stated principal amount) per security on the related contingent payment date. The actual contingent quarterly payment will be provided in the pricing supplement.

•       If the closing level of any underlying index is less than its coupon barrier level on any day during a quarterly monitoring period, no contingent quarterly payment will be payable with respect to that quarterly monitoring period. It is possible that the closing level of one or more of the underlying indices will be below their respective coupon barrier levels on at least one day during most or all of the quarterly monitoring periods so that you will receive few or no contingent quarterly payments.

Payment at maturity:	• If the final index value of each underlying index is greater than or equal to its downside threshold level:	(i) the stated principal amount plus, (ii) if the closing level of each underlying index on each day during the final quarterly monitoring period is greater than or equal to its coupon barrier level, the contingent quarterly payment with respect to the final quarterly monitoring period
	• If the final index value of any underlying index is less than its downside threshold level:	(i) the stated principal amount times (ii) the index performance factor of the worst performing underlying index. This cash payment will be less than 65% of the stated principal amount of the securities and could be zero.
Coupon barrier level:	With respect to each underlying index, 75% of its initial index value
Downside threshold level:	With respect to each underlying index, 65% of its initial index value
Quarterly monitoring period:	With respect to each contingent payment date, the period from but excluding the second immediately preceding determination date (or, in the case of the first determination date, from but excluding the pricing date) to and including the immediately preceding determination date
Initial index value:	With respect to each underlying index, its closing level on the pricing date
Final index value:	With respect to each underlying index, its closing level on the final determination date
Worst performing underlying index:	The underlying index with the worst index performance factor
Index performance factor:	With respect to each underlying index, its final index value divided by its initial index value

Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security
Pricing date:	Expected to be August 21, 2026
Original issue date (settlement date):	3 business days after the pricing date
Determination dates†:	November 23, 2026, February 22, 2027, May 21, 2027, August 23, 2027, November 22, 2027, February 22, 2028, May 22, 2028, August 21, 2028, November 21, 2028, February 21, 2029, May 21, 2029 and August 21, 2029
Contingent payment dates†:	November 27, 2026, February 25, 2027, May 26, 2027, August 26, 2027, November 26, 2027, February 25, 2028, May 25, 2028, August 24, 2028, November 27, 2028, February 26, 2029, May 24, 2029 and the maturity date
Maturity date†:	August 24, 2029
CUSIP / ISIN:	46661MC51 / US46661MC519
Preliminary pricing supplement:	http://www.sec.gov/Archives/edgar/data/19617/000121390026091381/ ea0302661-01_424b2.htm

†Subject to postponement or early acceleration

The estimated value of the securities on the pricing date will be provided in the pricing supplement and will not be less than $930.00 per $1,000 stated principal amount security. For information about the estimated value of the securities, which likely will be lower than the price you paid for the securities, please see the hyperlink above.

Any payment on the securities is subject to the credit risk of JPMorgan Financial as issuer of the securities, and the credit risk of JPMorgan Chase & Co., as guarantor of the securities.

Hypothetical Payout at Maturity
Change in Worst Performing Underlying Index	Payment at Maturity (excluding any contingent quarterly payment payable at maturity)
50.00%	$1,000.00
40.00%	$1,000.00
30.00%	$1,000.00
20.00%	$1,000.00
10.00%	$1,000.00
5.00%	$1,000.00
0.00%	$1,000.00
-10.00%	$1,000.00
-20.00%	$1,000.00
-30.00%	$1,000.00
-35.00%	$1,000.00
-35.01%	$649.90
-40.00%	$600.00
-50.00%	$500.00
-60.00%	$400.00
-80.00%	$200.00
-100.00%	$0.00

JPMorgan Chase Financial Company LLC

3-Year RTY/SPX/SX5E Contingent Income Auto-Callable Securities, with 6-Month Initial Non-Call Period

Underlying Indices

For more information about the underlying indices, including historical performance information, see the accompanying preliminary pricing supplement.

Risk Considerations

The risks identified below are not exhaustive. Please see “Risk Factors” in the accompanying prospectus supplement, product supplement and preliminary pricing supplement for additional information.

Risks Relating to the Securities Generally

▪	The securities do not guarantee the return of any principal and your investment in the securities may result in a loss.
▪	You will not receive any contingent quarterly payment for any quarterly monitoring period if the closing level of any underlying index is less than its coupon barrier level on any day during that quarterly monitoring period.
▪	The contingent quarterly payment is based on the closing levels of the underlying indices during the quarterly monitoring periods.
▪	You are exposed to the price risk of all three underlying indices, with respect to all the contingent quarterly payments, if any, and the payment at maturity, if any.
▪	Because the securities are linked to the performance of the worst performing underlying index, you are exposed to greater risks of no contingent quarterly payments and sustaining a significant loss on your investment than if the securities were linked to just one underlying index.
▪	The securities are subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co., and any actual or anticipated changes to our or JPMorgan Chase & Co.’s credit ratings or credit spreads may adversely affect the market value of the securities.
▪	As a finance subsidiary, JPMorgan Financial has no independent activities and has limited assets.
▪	Investors will not participate in any appreciation of any underlying index.
▪	Early redemption risk.
▪	Secondary trading may be limited.
▪	We may accelerate your securities in our sole discretion and the calculation agent may adjust their final payment in good faith and in a commercially reasonable manner if an acceleration event occurs.
▪	The final terms and estimated valuation of the securities will be provided in the pricing supplement.
▪	The U.S. federal income tax consequences of an investment in the securities are uncertain.

Risks Relating to Conflicts of Interest

▪	Economic interests of the issuer, the guarantor, the calculation agent, the agent of the offering of the securities and other affiliates of the issuer may be different from those of investors.
▪	Hedging and trading activities by the issuer and its affiliates could potentially affect the value of the securities.

Risks Relating to the Estimated Value and Secondary Market Prices of the Securities

▪	The estimated value of the securities will be lower than the original issue price (price to public) of the securities.
▪	The estimated value of the securities does not represent future values of the securities and may differ from others’ estimates.
▪	The estimated value of the securities is derived by reference to an internal funding rate.
▪	The value of the securities as published by J.P. Morgan Securities LLC (and which may be reflected on customer account statements) may be higher than the then-current estimated value of the securities for a limited time period.
▪	Secondary market prices of the securities will likely be lower than the original issue price of the securities.
▪	Secondary market prices of the securities will be impacted by many economic and market factors.

Risks Relating to the Underlying Indices

▪	JPMorgan Chase & Co. is currently one of the companies that make up the SPX Index.
▪	Investing in the securities is not equivalent to investing in any underlying index.
▪	Adjustments to any underlying index could adversely affect the value of the securities.
▪	An investment in the securities is subject to risks associated with small capitalization stocks with respect to the RTY Index.
▪	The securities are subject to risks associated with securities issued by non-U.S. companies with respect to the SX5E Index.
▪	The securities are not directly exposed to fluctuations in foreign exchange rates with respect to the SX5E Index.
▪	Governmental legislative and regulatory actions, including sanctions, could adversely affect your investment in the securities.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary pricing supplement under “Additional Information about the Securities — Tax considerations” concerning the U.S. federal income tax consequences of an investment in the securities, and you should consult your tax adviser.

SEC Legend: JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. have filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus and each prospectus supplement as well as any product supplement, underlying supplement and preliminary pricing supplement if you so request by calling toll-free 1-866-535-9248.